$1,318,609,000 (Approximate)

Stanwich Asset Acceptance Company, L.L.C.

Depositor

Carrington Mortgage Loan Trust, Series 2005-NC5

Issuer

New Century Mortgage Corporation

Originator and Servicer

Carrington Mortgage Loan Trust, Series 2005-NC5
Asset-Backed Pass-Through Certificates

Supplement dated October 4, 2005
to
Prospectus Supplement dated September 29, 2005
to
Prospectus dated July 7, 2005

The Prospectus Supplement referenced above is hereby supplemented as follows.

(a)    The paragraph immediately to the right of the heading "Summary—Legal investment" on page S-7 should read as follows:

The offered certificates will not constitute "mortgage related securities" for purposes of the Secondary Mortgage Market Enhancement Act of 1984, or SMMEA.

(b)    The paragraph immediately under the heading "Summary—Legal Investment" on page S-14 should read as follows:

The offered certificates will not constitute "mortgage related securities" for purposes of the Secondary Mortgage Market Enhancement Act of 1984. You should consult your legal advisors in determining whether and to what extent the offered certificates constitute legal investments for you.

(c)    The paragraph immediately under the heading "Legal Investment" on page S-138 should read as follows:

The offered certificates will not constitute "mortgage related securities" for purposes of SMMEA. The depositor makes no representations as to the proper characterization of any class of the offered certificates for legal investment or other purposes, or as to the ability of particular investors to purchase any class of the offered certificates under applicable legal investment restrictions. These uncertainties may adversely affect the liquidity of any class of offered certificates. Accordingly, all institutions whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their legal advisors in determining whether and to what extent any class of the offered certificates constitutes a legal investment or is subject to investment, capital or other restrictions.